Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

Third Quarter of Fiscal 2019

Board of Directors Declares Regular Quarterly Cash Dividend of

$0.07 Per Share

Third-Quarter Fiscal 2019 Achievements (all comparisons with third-quarter fiscal 2018)

•	Revenue of $34.2 million, up 18.9 percent

•	Operating income of $2.4 million, up 44.7 percent

•	Operating margin of 6.9 percent, up 120 basis points

•	Diluted EPS of $0.20 per share, down 4.8 percent

•	Bookings of $34.2 million, up 9.7 percent

•	Backlog of $24.5 million at October 27, 2018, up 15.1 percent

West Warwick, R.I. – November 21, 2018 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2019 third quarter ended October 27, 2018.

“Record revenue in the quarter with continued double-digit increases in revenue and operating income highlighted a solid third quarter of financial results for AstroNova,” said President and CEO Greg Woods. “We are encouraged with the continuous growth in both our segments with the Test & Measurement segment posting 51 percent revenue growth year-over-year reflecting the growth of our new data acquisition products and accelerated performance in our Aerospace business from the acquired Honeywell printer line in last year’s third quarter.

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News Release

“The Product Identification segment, reported growth year-over-year with new products such as the QuickLabel QL-120 and the TrojanLabel T2-C generating strong momentum,” Woods said. “As evidenced by the strong lead-generation and on-site sales we experienced during the recent Labelexpo Americas 2018 and PACK EXPO International trade shows, our new QuickLabel and TrojanLabel products are attracting brand owners as well as commercial printer customers across a wide range of industries.”

Revenue through domestic channels for the third quarter of fiscal 2019 was $21.5 million, an increase of 18.9 percent compared with the same period in fiscal 2018. International revenue was $12.7 in the third quarter, up 18.9 percent year-over-year.

Recent Highlights

•

AstroNova on Tuesday announced the appointment of Jean A. Bua, Executive Vice President and Chief Financial Officer of NETSCOUT SYSTEMS, INC. to its Board of Directors as a new independent director, effective immediately. A financial expert, Ms. Bua brings significant experience to the Board in the areas of accounting policy, internal controls and risk management.

•

AstroNova demonstrated innovative new tabletop and specialty printing solutions at Labelexpo Americas. Featured products included the Kiaro! QL-120 color label printer and the Trojan T4, a compact digital label press and finishing system that is ideal for small- to mid-sized commercial printers.

•

The Company introduced a new solution at PACK EXPO International that enables its TrojanLabel presses to digitally print food friendly, heat sealable, flexible packaging materials. The solution features novel ink and lamination that allows users to seal in both horizontal and vertical form fill and seal machines using low temperatures for high speed sealing.

Business Outlook

“We begin the fourth quarter of fiscal 2019 with good momentum,” Woods said. “We continue to expect the second half of the fiscal year to outperform the first half, with gains in both Product Identification and Test & Measurement.”

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News Release

Third-Quarter 2019 Operating Results

Total revenue was $34.2 million, an 18.9 percent increase over the prior year.

Gross profit was $13.9 million, or 40.7 percent of revenue, compared with $11.8 million, or 41.0 percent of revenue for the prior year.

Operating expenses were $11.5 million compared with $10.2 million in the prior-year period, primarily reflecting the Honeywell intangible amortization, costs associated with increased selling and marketing initiatives, and costs associated with the integration of the Honeywell printer line into the West Warwick, Rhode Island manufacturing facility. As a percentage of revenue, operating expenses decreased 150 basis points from the same period last year.

Operating income was $2.4 million, a 6.9 percent margin, compared with $1.6 million, a 5.7 percent margin, in the prior year.

Net income was $1.4 million, or $0.20 per diluted share, compared with net income of $1.4 million, or $0.21 per diluted share, in the prior year.

Bookings increased 9.7 percent to $34.2 million from $31.2 million in the third quarter of fiscal 2018.

Backlog at October 27, 2018 was $25.4 million, up 15.1 percent from $21.3 million at the end of the fiscal 2018 third quarter.

Third-Quarter 2019 Operating Segment Results

The Product Identification segment generated revenue of $21.7 million, a 6.0 percent increase compared with $20.5 million in the prior year, on higher sales of hardware and supplies. Segment operating income was $2.0 million, or 9.3 percent of revenue, versus $2.7 million, or 13.0 percent of revenue, in the prior year, due primarily to higher costs associated with new product development.

The Test & Measurement segment generated revenue of $12.5 million, a 50.7 percent increase from $8.3 million in the prior year, primarily reflecting the impact of the Honeywell asset purchase and licensing agreement. Segment operating income was $3.2 million, or 25.4 percent of revenue, versus $1.6 million, or 18.9 percent of revenue, in the prior year.

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News Release

Hardware revenue was $13.1 million, a 39.4 percent increase from $9.4 million in the prior year. Supplies revenue was $18.1 million, a 9.0 percent increase from $16.6 million in the same period of fiscal 2018. Service/other revenue was $3.0 million, up 8.5 percent from the prior year.

Board Declares Quarterly Dividend

On November 19, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on December 21, 2018, to shareholders of record on December 14, 2018.

Third-Quarter Fiscal 2019 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (877) 260-1479 (U.S. and Canada) or (334) 323-0522 (International) approximately 10 minutes prior to the start time and enter confirmation code 6597585.

You can hear a replay of the conference call from 12:00 Noon ET Wednesday, November 21 until 12:00 p.m. ET Wednesday, November 28 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 6597585. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel®, an innovative leader for professional label presses and specialty printers. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the AstroNova Aerospace business unit, which designs and manufactures avionics equipment and systems that serve the world’s aerospace and defense industries with proven advanced airborne technology solutions for both the cockpit and the cabin. The key products include flight deck printers, networking hardware and related accessories. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

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News Release

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance in the second half of fiscal 2019, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

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ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Revenue	$34,196	$28,760	$99,490	$80,701
Cost of Goods Sold	20,288	16,966	60,073	49,342
Gross Profit	13,908	11,794	39,417	31,359
	40.7%	41.0%	39.6%	38.9%
Operating Expenses:
Selling & Marketing	6,587	5,532	19,484	15,958
Research & Development	2,123	2,033	5,844	5,340
General & Administrative	2,836	2,597	8,298	6,780

	11,546	10,162	33,626	28,078
Operating Income	2,362	1,632	5,791	3,281
	6.9%	5.7%	5.8%	4.1%
Other Income (Expense), Net	(538)	(12)	(1,320)	(45)

Income Before Taxes	1,824	1,620	4,471	3,236
Income Tax Provision	407	201	1,046	579

Net Income	$1,417	$1,419	$3,425	$2,657

Net Income per Common Share - Basic	$0.21	$0.21	$0.50	$0.38

Net Income per Common Share - Diluted	$0.20	$0.21	$0.49	$0.38

Weighted Average Number of Common Shares - Basic	6,925	6,725	6,858	6,968
Weighted Average Number of Common Shares - Diluted	7,167	6,821	7,056	7,078
Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Condensed Consolidated Balance Sheet Data

Amounts In Thousands

(Unaudited)

	(Unaudited) October 27, 2018	January 31, 2018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$7,816	$10,177
Securities Available for Sale	—	1,511
Accounts Receivable, net	21,717	22,400
Inventory, net	28,330	27,609
Prepaid Expenses and Other Current Assets	2,014	1,251

Total Current Assets	59,877	62,948
PROPERTY, PLANT AND EQUIPMENT	44,568	42,877
Less Accumulated Depreciation	(34,459)	(33,125)

Property, Plant and Equipment, net	10,109	9,752
OTHER ASSETS
Intangible Assets, net	30,685	33,633
Goodwill	12,283	13,004
Deferred Tax Assets	1,827	1,829
Other Assets	1,275	1,147

Total Other Assets	46,070	49,613

TOTAL ASSETS	$116,056	$122,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$5,355	$11,808
Accrued Compensation	3,853	2,901
Other Liabilities and Accrued Expenses	2,697	2,414
Current Portion of Long-Term Debt	5,116	5,498
Current Liability - Royalty Obligation	1,750	1,625
Line of Credit	1,500	—
Current Liability - Excess Royalty Payment Due	1,246	615
Income Taxes Payable	—	684
Deferred Revenue	374	367

Total Current Liabilities	21,891	25,912
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	14,068	17,648
Royalty Obligation, net of current portion	10,408	11,760
Deferred Tax Liabilities	614	698
Other Liabilities	1,667	2,648

TOTAL LIABILITIES	48,648	58,666
SHAREHOLDERS’ EQUITY
Common Stock	510	500
Additional Paid-In Capital	52,949	50,016
Retained Earnings	47,692	45,700
Treasury Stock	(32,960)	(32,397)
Accumulated Other Comprehensive Income	(783)	(172)

TOTAL SHAREHOLDERS’ EQUITY	67,408	63,647

TOTAL LIABILITY AND SHAREHOLDERS’ EQUITY	$116,056	$122,313

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended				Nine Months Ended
	Revenue		Segment Operating Profit		Revenue		Segment Operating Profit
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Product Identification	$21,684	$20,458	$2,014	$2,657	$63,407	$59,945	$5,833	$7,761
T&M	12,512	8,302	3,184	1,572	36,083	20,756	8,256	2,300

Total	$34,196	$28,760	5,198	4,229	$99,490	$80,701	14,089	10,061

Corporate Expenses			2,836	2,597			8,298	6,780

Operating Income			2,362	1,632			5,791	3,281
Other Expense-Net			(538)	(12)			(1,320)	(45)

Income Before Income Taxes			1,824	1,620			4,471	3,236
Income Tax Provision			407	201			1,046	579

Net Income			$1,417	$1,419			$3,425	$2,657